Exhibit 99.1

October 31, 2024

Media contact:	Investor/analyst contact:
Media Relations	Ryan St. John
(206) 304-0008	VP Finance, Planning and Investor Relations
ALKInvestorRelations@alaskaair.com

Alaska Air Group reports third quarter 2024 results
Completed acquisition of Hawaiian Airlines
Led the industry in adjusted pretax margin

SEATTLE — Alaska Air Group (NYSE: ALK) today reported financial results for the third quarter ending September 30, 2024.

Air Group closed out a strong third quarter, generating GAAP pretax margins of 10.7% and earnings per share (EPS) of $1.84. On an adjusted basis, our pretax margin of 13.0% will lead the industry. Given Air Group's completed acquisition of Hawaiian Airlines on September 18, 2024, quarterly financial statements include approximately 13 days of Hawaiian Airlines results.

“There has been no better time to be part of Alaska Air Group. By bringing together Alaska and Hawaiian’s remarkable service, expansive networks, distinct cultures, and shared values, we are creating a resilient airline that can meet the challenge of competing in a rapidly shifting industry," said CEO Ben Minicucci. “We have the resources and flexibility to navigate challenges, embrace new opportunities, and write the next chapter for our company. Our industry leading margins and strong operational performance are proof points that we are making the right investments to differentiate ourselves from our domestic-focused peers.
Today’s results reinforce we are on the right path for the future.”

Quarter in Review:

	Q3 Expectations July 17, 2024	Q3 Expectations September 12, 2024	Q3 Consolidated Air Group Results	Q3 Hawaiian Airlines Contribution to Results
ASMs vs. 2023	Up 2% to 3%	Up 2% to 3%	Up 6.8%	4.1 pts
CASMex vs. 2023	Up high single digits	Up high single digits	Up 6.9%	0.2 pts
RASM vs. 2023	Flat to positive	Up ~2%	Up 1.3%	(0.8) pts
Economic fuel cost per gallon	$2.85 to $2.95	$2.60 to $2.70	$2.61	$2.35
Adjusted pretax income (in millions)	—	—	$399	$(14)
Adjusted earnings per share	$1.40 to $1.60	$2.15 to $2.25	$2.25	$(0.09)

We are excited to host our Investor Day on December 10th, where we will share more detail about our vision as a combined company, including higher synergy estimates driven by the combination, discuss our strategy to expand margins and generate free cash flow, and provide 2025 guidance. Given the proximity of third quarter earnings to our Investor Day, we announced on October 21st that we would not hold an earnings conference call this quarter. While we expect to resume regular quarterly earnings calls again in January 2025, this quarter we are providing additional narrative on our third quarter performance, including discussion of Air Group trends excluding Hawaiian Airlines within our earnings release today.

Air Group’s consolidated results reported in the third quarter of 2024 include 13 days of Hawaiian Airlines results, while prior comparable periods exclude any Hawaiian results. Except where noted below, the following discussion of Air Group’s third quarter performance reflect legacy-Alaska performance, excluding Hawaiian for the 13 days it was part of the combined company.

Income and EPS:

Today we reported GAAP net income of $236 million, or $1.84 earnings per share for the third quarter of 2024. Excluding special items and mark-to-market fuel hedge accounting adjustments, we reported net income of $289 million, or $2.25 earnings per share, significantly exceeding our original guidance for the quarter of $1.40 to $1.60 and coming in at the high end of our revised guidance published on September 12th. Our adjusted pretax margin of 13.0% led industry peers for the 2nd consecutive quarter and continues to demonstrate the strength of our business model. We have built a solid foundation of robust earnings and operating cash flow generation that we’re excited to continue building on through the combination of both Alaska and Hawaiian Airlines, as we realize substantial synergies amidst a strong demand environment and constructive industry backdrop.

Revenue:

During the quarter, Alaska saw unit revenues inflect positive in August, with strength in booking trends continuing into the fourth quarter. We’ve seen improvement across the Alaska network, in particular in the Pacific Northwest and Latin America regions. Corporate demand showed renewed strength in September and into October, which drove meaningful yield improvements on close-in bookings. Managed corporate revenue grew 9% year-over-year in the third quarter with double digit growth from the technology and professional services industries. Premium revenue performance also remained strong this quarter, continuing to outperform main cabin, with first and premium class revenue up 10% and 8% year-over-year respectively on 5% year-over-year growth in premium seat capacity. Unit revenues are expected to continue their positive trajectory, from up low-single digits in the third quarter to up mid-single digits in the fourth quarter.

“The opportunities for this newly combined global airline are clear, and we are poised to be the airline that connects the West Coast to the world with an experience rooted in care and performance," said CCO Andrew Harrison. "We are investing in our commercial engine to compete more effectively with the larger carriers, increase loyalty among our guests and realize synergies from both our commercial and cargo businesses. These investments include re-imagined lounge and onboard offerings designed to meet the needs of our most loyal guests, optimized route networks that get people to more places in less time, a seamless booking to boarding experience, and more.”

Operationally, Alaska delivered a reliable performance for our guests during their peak summer travel plans, not only flying our largest ever summer schedule, but doing so with a 99.2% completion rate. Growth this year has been impacted by delayed aircraft deliveries, which we expect to continue due to the ongoing strike at Boeing. Further aircraft delivery delays are expected to limit capacity growth in the final quarter of 2024 relative to our prior resource planning expectations earlier in the year.

Costs:

Costs performed as expected and were in line with our prior guidance, although unit costs remain pressured from lower capacity due to delivery delays. We remain resourced for higher capacity and are experiencing the lowest attrition rates across the company since 2019. One-third of our second half 2024 unit cost increases on a year-over-year basis are directly related to relative overstaffing given originally higher planned flying volumes, as well as the natural pressure that lower capacity puts on our fixed cost base which is about half of total costs. We expect this pressure to be transitory and to return to optimized resource levels relative to our capacity throughout 2025. Despite this, productivity for the quarter improved 4.6% year-over-year.

Our expected profit sharing payouts increased materially in the quarter, primarily driven by lower fuel prices and improving revenue trends, offset by a reduction in expected wage expense from our tentative agreement with our flight attendants which did not ratify during the quarter.

Balance Sheet and Capex:

Turning to our balance sheet, we ended the quarter with total liquidity of $3.4 billion, inclusive of approximately $850 million in undrawn lines of credit which were upsized following the closing of the Hawaiian acquisition. Subsequent to quarter end, we raised $2.0 billion in Term Loan B and Bond debt collateralized by Alaska's Mileage Plan program. The bond offering garnered investor interest of greater than 7x our issued amount, and we achieved the tightest spreads seen on similar debt within the industry outside of the pandemic, a testament to the strength of our loyalty collateral and our balance sheet. Approximately $1.4 billion was used to repay higher-yielding debt assumed in the merger, which we expect to result in annual interest cost savings of approximately $30 million over the next twelve months. Following the loyalty financing and debt repayments in October, our debt to capitalization and net leverage sit today at 58% and 2.4x respectively, still among the strongest balance sheets in the industry.

For capital expenditures, we continue to plan to incur approximately $1.2 to $1.3 billion in 2024. This amount assumes we pay for 18 737 Max aircraft this year, subject to Boeing delivery ability.

Hawaiian Airlines Trends:

Although we only recently completed the acquisition of Hawaiian Airlines, we are encouraged by the continued improvement in the Hawaiian network. Following significant losses incurred in the fourth quarter of 2023, Hawaiian's EBITDAR turned positive in the second quarter and pretax results are expected to approach break even in the fourth quarter. The improvement is expected to be driven by both revenues and costs. North America PRASM inflected positive during the third quarter and we expect will be up mid-single digits year-over-year in the fourth quarter, while International PRASM is gradually improving from down double digits toward flat year-over-year in the fourth quarter of 2024. Neighbor Island results are also showing material year-over-year improvements. Several temporary cost headwinds that have challenged Hawaiian’s performance have mostly passed, with the impact of the A321 GTF engine-driven groundings fully resolved and the majority of the A330 Amazon freighter and 787 new fleet startup related costs completed.

Integration:

With a proven playbook from our integration of Virgin America, we are prepared and excited to begin in earnest to bring the operating platforms of Alaska and Hawaiian together, while we maintain the legacy and value of both brands, each of which have been built over 90 years respectively. We plan to achieve three significant integration milestones in the next 18 months – the launch of a single loyalty platform, receipt of a single operating certificate, and integration of our passenger service system. We will also soon begin working with our labor-represented workgroups to start the joint collective bargain process.

We are on track to finish the year strong and expect to be among the top 3 pretax margin producers in the industry for the full year, inclusive of Hawaiian’s results from the date of acquisition closing. There is much to be excited about for our airlines as we move ahead and begin unlocking the multiples of potential we can accomplish as a combined company.

Fourth Quarter 2024 Guidance:
For the fourth quarter, we expect the following results, inclusive of Hawaiian. Expectations for the fourth quarter are compared to pro forma historical results, as if the acquisition had occurred on January 1, 2023. Pro forma historical results were included with this Form 8-K. Full year 2024 EPS is expected finish above the midpoint of our previous guidance of $3.50 to $4.50 per share, inclusive of Hawaiian's results.

Q4 Expectation
Capacity (ASMs) % change versus 2023	Up 1.5% to 2.5%
CASMex % change versus 2023	Up high single digits
RASM % change versus 2023	Up mid single digits
Economic fuel cost per gallon	$2.55 to $2.65
Adjusted earnings per share(a)	$0.20 to $0.40
(a) Earnings per share guidance assumes non-operating expense of approximately $50 million and a tax rate of approximately 28%.

Financial Results and Updates:
•Reported net income for the third quarter of 2024 under Generally Accepted Accounting Principles ("GAAP") of $236 million, or $1.84 per share, compared to net income of $139 million, or $1.08 per share, for the third quarter of 2023.
•Reported net income for the third quarter of 2024, excluding special items and mark-to-market fuel hedge accounting adjustments, of $289 million, or $2.25 per share, compared to net income of $237 million, or $1.83 per share, for the third quarter of 2023
•Subsequent to quarter end, Air Group completed $2 billion in financing, backed by the Company's Mileage Plan program. Approximately $1.4 billion was used in October to refinance certain debt acquired with Hawaiian Airlines, which is expected to result in interest cost savings of approximately $30 million over the next twelve months.
•Repurchased 367,705 shares of common stock for approximately $14 million in the third quarter, bringing total repurchases to $63 million for the nine months ended September 30, 2024.
•Generated $318 million in operating cash flow for the third quarter.
•Held $2.5 billion in unrestricted cash and marketable securities as of September 30, 2024.
•Consolidated and upsized the Company's existing revolving credit facilities to $850 million in support of our overall liquidity target.

Operational Updates:
•Alaska received two 737-9 aircraft and one 737-8 aircraft during the quarter, bringing the totals within the airline's fleet to 72 737-9s and five 737-8s. Hawaiian received its fourth A330-300 freighter from Amazon.
•Completed Starlink installation on Hawaiian's 24 A330 aircraft, offering high-speed Wi-Fi free of charge to guests onboard.
•Partnered with Portland International Airport for the opening of its renovated terminal, leveraging new technology to help guests travel through the lobby quickly.
•Launched Stays by Alaska Vacations with Expedia Group, a new platform offering exclusive deals on over 900,000 hotels and vacation rental properties, providing Mileage Plan members the ability to earn and redeem miles on reservations.
•Announced partnership with James Beard award-winning chef Brandon Jew to offer an exclusive First Class dining experience for guests on flights between San Francisco and New York JFK.

Sustainability Updates:
•Announced investment in JetZero, a company developing a blended-wing body aircraft designed to provide up to 50% less fuel burn, reflecting Alaska's commitment to its goal of net zero carbon emissions by 2040.
•In collaboration with UP.Labs, launched Odysee, an innovative startup that leverages AI and computing power to optimize Air Group's scheduling and management of operational logistics.

The following table reconciles the company's reported GAAP net income per share (EPS) for the three and nine months ended September 30, 2024 and 2023 to adjusted amounts.

	Three Months Ended September 30,
	2024		2023
(in millions, except per share amounts)	Dollars	Diluted EPS	Dollars	Diluted EPS
Net income per share	$236	$1.84	$139	$1.08
Mark-to-market fuel hedge adjustments	(4)	(0.03)	(35)	(0.27)
Special items - operating	74	0.57	156	1.20
Special items - net non-operating	1	0.01	8	0.06
Income tax effect of reconciling items above	(18)	(0.14)	(31)	(0.24)
Adjusted net income per share	$289	$2.25	$237	$1.83

	Nine Months Ended September 30,
	2024		2023
(in millions, except per-share amounts)	Dollars	Diluted EPS	Dollars	Diluted EPS
Net income per share	$324	$2.52	$237	$1.84
Mark-to-market fuel hedge adjustments	(22)	(0.17)	(14)	(0.11)
Special items - operating	254	1.98	406	3.14
Special items - net non-operating	1	0.01	14	0.11
Income tax effect of reconciling items above	(57)	(0.44)	(98)	(0.76)
Adjusted net income per share	$500	$3.90	$545	$4.22

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This news release may contain forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by our forward-looking statements, assumptions or beliefs. For a discussion of risks and uncertainties that may cause our forward-looking statements to differ materially, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Some of these risks include competition, labor costs, relations and availability, general economic conditions, increases in operating costs including fuel, uncertainties regarding the ability to successfully integrate the operations of the recently completed acquisition of Hawaiian Holdings, Inc. and the ability to realize anticipated cost savings, synergies, or growth from the acquisition, inability to meet cost reduction, ESG and other strategic goals, seasonal fluctuations in demand and financial results, supply chain risks, events that negatively impact aviation safety and security, and changes in laws and regulations that impact our business. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed in our most recent Form 10-K and in our subsequent SEC filings. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements made today to conform them to actual results. Over time, our actual results, performance or achievements may differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, assumptions or beliefs and such differences might be significant and materially adverse.

Alaska Air Group, Inc. is based in Seattle and comprised of subsidiaries Alaska Airlines, Hawaiian Holdings, Inc., Horizon Air and McGee Air Services. With our recent acquisition of Hawaiian Airlines, we now serve more than 140 destinations throughout North America, Central America, Asia and across the Pacific. We are committed to safety, remarkable customer care, operational excellence, financial performance and sustainability. Alaska Airlines is a member of the oneworld Alliance. With oneworld and our additional global partners, our guests have more choices than ever to purchase, earn or redeem on alaskaair.com across 30 airlines and more than 1,000 worldwide destinations. Book travel throughout the Pacific on Hawaiian Airlines at hawaiianairlines.com. Learn more about Alaska Airlines at news.alaskaair.com and Hawaiian Airlines at newsroom.hawaiianairlines.com/blog. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
Alaska Air Group, Inc.

Amounts below reflect Hawaiian's results of operations for the period September 18, 2024 through September 30, 2024, and incorporate purchase accounting impacts for the same period. Prior period information does not reflect Hawaiian's historical results.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per share amounts)	2024	2023	Change	2024	2023	Change
Operating Revenue
Passenger revenue	$2,821	$2,618	8%	$7,476	$7,200	4%
Mileage Plan other revenue	171	159	8%	509	483	5%
Cargo and other revenue	80	62	29%	216	190	14%
Total Operating Revenue	3,072	2,839	8%	8,201	7,873	4%

Operating Expenses
Wages and benefits	883	782	13%	2,469	2,259	9%
Variable incentive pay	104	45	131%	197	149	32%
Aircraft fuel, including hedging gains and losses	624	694	(10)%	1,804	1,932	(7)%
Aircraft maintenance	140	118	19%	391	367	7%
Aircraft rent	49	48	2%	142	161	(12)%
Landing fees and other rentals	194	183	6%	532	502	6%
Contracted services	108	100	8%	311	290	7%
Selling expenses	82	84	(2)%	243	231	5%
Depreciation and amortization	139	113	23%	393	330	19%
Food and beverage service	69	62	11%	194	176	10%
Third-party regional carrier expense	63	58	9%	181	164	10%
Other	202	185	9%	593	544	9%
Special items - operating	74	156	(53)%	254	406	(37)%
Total Operating Expenses	2,731	2,628	4%	7,704	7,511	3%
Operating Income	341	211	62%	497	362	37%

Non-operating Income (Expense)
Interest income	28	23	22%	69	62	11%
Interest expense	(44)	(34)	29%	(115)	(90)	28%
Interest capitalized	7	7	—%	19	21	(10)%
Special items - net non-operating	(1)	(8)	(88)%	(1)	(14)	(93)%
Other - net	(3)	(6)	(50)%	(3)	(22)	(86)%
Total Non-operating Expense	(13)	(18)	(28)%	(31)	(43)	(28)%
Income Before Income Tax	328	193		466	319
Income tax provision	(92)	(54)		(142)	(82)
Net Income	$236	$139		$324	$237

Basic Earnings Per Share	$1.87	$1.09		$2.57	$1.86
Diluted Earnings Per Share	$1.84	$1.08		$2.52	$1.84
Weighted Average Shares Outstanding used for computation:
Basic	126.189	127.187		126.165	127.375
Diluted	128.590	129.188		128.347	129.085

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
Alaska Air Group, Inc.

Amounts as of September 30, 2024 reflect the acquisition of Hawaiian and incorporate purchase accounting adjustments.

(in millions)	September 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$1,015	$281
Restricted cash	27	—
Marketable securities	1,490	1,510
Total cash, restricted cash, and marketable securities	2,532	1,791
Receivables - net	510	383
Inventories and supplies - net	202	116
Prepaid expenses	270	176
Other current assets	223	239
Total Current Assets	3,737	2,705

Property and Equipment
Aircraft and other flight equipment	12,349	10,425
Other property and equipment	2,109	1,814
Deposits for future flight equipment	612	491
	15,070	12,730
Less accumulated depreciation and amortization	(4,548)	(4,342)
Total Property and Equipment - net	10,522	8,388

Other Assets
Operating lease assets	1,346	1,195
Goodwill	2,703	1,943
Intangible assets - net	888	90
Other noncurrent assets	363	292
Total Other Assets	5,300	3,520

Total Assets	$19,559	$14,613

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except share amounts)	September 30, 2024	December 31, 2023
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$242	$207
Accrued wages, vacation and payroll taxes	822	584
Air traffic liability	1,878	1,136
Other accrued liabilities	958	800
Deferred revenue	1,614	1,221
Current portion of operating lease liabilities	211	158
Current portion of long-term debt and finance leases	523	353
Total Current Liabilities	6,248	4,459

Noncurrent Liabilities
Long-term debt and finance leases, net of current portion	4,159	2,182
Long-term operating lease liabilities, net of current portion	1,249	1,125
Deferred income taxes	889	695
Deferred revenue	1,578	1,382
Obligation for pension and post-retirement medical benefits	505	362
Other liabilities	452	295
Total Noncurrent Liabilities	8,832	3,859

Shareholders' Equity
Preferred stock, $0.01 par value, Authorized: 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.01 par value, Authorized: 400,000,000 shares, Issued: 2024 - 140,588,216 shares; 2023 - 138,960,830 shares, Outstanding: 2024 - 126,125,771 shares; 2023 - 126,090,353 shares	1	1
Capital in excess of par value	769	695
Treasury stock (common), at cost: 2024 - 14,462,445 shares; 2023 - 12,870,477 shares	(882)	(819)
Accumulated other comprehensive loss	(268)	(299)
Retained earnings	4,859	4,535
Total Shareholders' Equity	4,479	4,113
Total Liabilities and Shareholders' Equity	$19,559	$14,613

SUMMARY CASH FLOW (unaudited)
(in millions)	Nine Months Ended September 30, 2024	Six Months Ended June 30, 2024(a)	Three Months Ended September 30, 2024(b)
Cash Flows from Operating Activities:
Net Income	$324	$88	$236
Adjustments to reconcile net income to net cash provided by operating activities	451	291	160
Changes in working capital	415	493	(78)
Net cash provided by operating activities	1,190	872	318

Cash Flows from Investing Activities:
Property and equipment additions	(851)	(587)	(264)
Acquisition of Hawaiian Airlines, net of cash acquired	(659)	—	(659)
Supplier proceeds	162	162	—
Other investing activities	912	290	622
Net cash used in investing activities	(436)	(135)	(301)

Cash Flows from Financing Activities:	7	87	(80)

Net increase in cash and cash equivalents	761	824	(63)
Cash, cash equivalents, and restricted cash at beginning of period(c)	308	308	1,132
Cash, cash equivalents, and restricted cash at end of the period(c)	$1,069	$1,132	$1,069
(a) As reported in Form 10-Q for the second quarter of 2024.
(b) Cash flows for the three months ended September 30, 2024 can be calculated by subtracting cash flows from the six months ended June 30, 2024 from the nine months ended September 30, 2024.
(c) Cash, cash equivalents, and restricted cash shown in the Summary Cash Flow consists of restricted cash presented within Restricted Cash as well as certain amounts presented within Other noncurrent assets in the condensed consolidated balance sheets.

SPECIAL ITEMS (unaudited)

Air Group has classified certain operating and non-operating expenses as special items due to their unusual or infrequently occurring nature. We believe disclosing information about these items separately improves comparable year-over-year analysis and allows stakeholders to better understand our results of operations. A description of the special items is provided below.

Fleet transition: Fleet transition costs (benefits) are associated with the retirement and disposition of Airbus acquired from Virgin America and Q400 aircraft.

Labor agreements: Labor agreement costs in 2024 are for retroactive pay for Alaska flight attendants pursuant to the tentative agreement reached in the second quarter of 2024; the agreement did not pass and negotiations are ongoing. Costs in 2023 are for contractual changes to Alaska pilots' sick leave benefits.

Integration costs: Integration costs are associated with the acquisition of Hawaiian Airlines and primarily consist of legal and professional fees, change in control payments, and other employee-related expenses.

Litigation: Litigation costs represent expenses associated with the Virgin trademark license agreement with the Virgin Group and recorded following a negative ruling in an appeal case in the second quarter of 2024.

Net non-operating: These costs are primarily for interest expense recognized in 2023 associated with certain Virgin America A321neo lease agreements which were modified as part of Alaska's fleet transition.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Operating Expenses
Fleet transition	$(16)	$156	$51	$355
Labor agreements	—	—	30	51
Integration costs	90	—	128	—
Litigation	—	—	45	—
Special items - operating	$74	$156	$254	$406

Non-operating Income (Expense)
Special items - net non-operating	$(1)	$(8)	$(1)	$(14)

OPERATING STATISTICS (unaudited)
Amounts below reflect the results of operations for Hawaiian Airlines for the period September 18, 2024 through September 30, 2024.
	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	Change	2024	2023	Change
Consolidated Operating Statistics:(a)
Revenue passengers (000)	13,237	12,210	8.4%	34,899	33,654	3.7%
RPMs (000,000) "traffic"	16,970	15,718	8.0%	44,803	43,208	3.7%
ASMs (000,000) "capacity"	19,847	18,582	6.8%	53,422	51,447	3.8%
Load factor	85.5%	84.6%	0.9 pts	83.9%	84.0%	(0.1) pts
Yield	16.62¢	16.66¢	(0.2)%	16.69¢	16.66¢	0.2%
PRASM	14.21¢	14.09¢	0.9%	13.99¢	14.00¢	(0.1)%
RASM	15.48¢	15.28¢	1.3%	15.35¢	15.30¢	0.3%
CASMex(b)	10.16¢	9.50¢	6.9%	10.48¢	9.98¢	5.0%
Economic fuel cost per gallon(b) (c)	$2.61	$3.26	(19.9)%	$2.82	$3.14	(10.2)%
Fuel gallons (000,000)(c)	240	224	7.2%	646	620	4.3%
ASMs per gallon	82.7	83.0	(0.4)%	82.6	83.0	(0.5)%
Departures (000)	121.6	111.8	8.8%	329.7	311.6	5.8%
Average full-time equivalent employees (FTEs)	24,963	23,879	4.5%	23,784	23,386	1.7%
Operating fleet(d)	394	303	91 a/c	394	303	91 a/c
Alaska Airlines Operating Statistics:
RPMs (000,000) "traffic"	14,951	14,471	3.3%	40,375	39,967	1.0%
ASMs (000,000) "capacity"	17,459	17,123	2.0%	48,118	47,584	1.1%
Economic fuel cost per gallon	$2.60	$3.22	(19)%	$2.80	$3.11	(10)%
Hawaiian Airlines Operating Statistics:
RPMs (000,000) "traffic"	634	n/a	n/a	634	n/a	n/a
ASMs (000,000) "capacity"	763	n/a	n/a	763	n/a	n/a
Economic fuel cost per gallon(c)	$2.35	n/a	n/a	$2.35	n/a	n/a
Regional Operating Statistics:(e)
RPMs (000,000) "traffic"	1,385	1,247	11.1%	3,795	3,241	17.1%
ASMs (000,000) "capacity"	1,625	1,459	11.4%	4,540	3,862	17.6%
Economic fuel cost per gallon	$2.74	$3.49	(21.5)%	$2.99	$3.32	(9.9)%
(a)Except for FTEs, data includes information related to third-party regional capacity purchase flying arrangements.
(b)See a reconciliation of this non-GAAP measure and Note A for a discussion of the importance of this measure to investors in the accompanying pages.
(c)Excludes operations under the Air Transportation Services Agreement (ATSA) with Amazon.
(d)Includes aircraft owned and leased by Alaska, Hawaiian, and Horizon as well as aircraft operated by third-party regional carriers under capacity purchase agreements. Excludes all aircraft removed from operating service.
(e)Data presented includes information related to flights operated by Horizon and third-party carriers.

OPERATING SEGMENTS (unaudited)
Alaska Air Group, Inc.
	Three Months Ended September 30, 2024
(in millions)	Alaska Airlines	Hawaiian Airlines	Regional	Consolidating & Other(a)	Air Group Adjusted(b)	Special Items(c)	Consolidated
Operating Revenue
Passenger revenue	$2,261	$84	$476	$—	$2,821	$—	$2,821
Mileage Plan other revenue	151	5	15	—	171	—	171
Cargo and other revenue	71	6	—	3	80	—	80
Total Operating Revenue	2,483	95	491	3	3,072	—	3,072
Operating Expenses
Operating expenses, excluding fuel	1,640	82	325	(14)	2,033	74	2,107
Fuel expense	510	23	95	—	628	(4)	624
Total Operating Expenses	2,150	105	420	(14)	2,661	70	2,731
Non-operating Income (Expense)	3	(4)	—	(11)	(12)	(1)	(13)
Income (Loss) Before Income Tax	$336	$(14)	$71	$6	$399	$(71)	$328
Pretax Margin					13.0%		10.7%

	Three Months Ended September 30, 2023
(in millions)	Alaska Airlines	Hawaiian Airlines	Regional	Consolidating & Other(a)	Air Group Adjusted(b)	Special Items(c)	Consolidated
Operating Revenue
Passenger revenue	$2,201	$—	$417	$—	$2,618	$—	$2,618
Mileage Plan other revenue	146	—	13	—	159	—	159
Cargo and other revenue	60	—	—	2	62	—	62
Total Operating Revenue	2,407	—	430	2	2,839	—	2,839
Operating Expenses
Operating expenses, excluding fuel	1,484	—	297	(3)	1,778	156	1,934
Fuel expense	621	—	108	—	729	(35)	694
Total Operating Expenses	2,105	—	405	(3)	2,507	121	2,628
Non-operating Income (Expense)	—	—	—	(10)	(10)	(8)	(18)
Income (Loss) Before Income Tax	$302	$—	$25	$(5)	$322	$(129)	$193
Pretax Margin					11.4%		6.8%

	Nine Months Ended September 30, 2024
(in millions)	Alaska Airlines	Hawaiian Airlines	Regional	Consolidating & Other(a)	Air Group Adjusted(b)	Special Items(c)	Consolidated
Operating Revenue
Passenger revenue	$6,078	$84	$1,314	$—	$7,476	$—	$7,476
Mileage Plan other revenue	460	5	44	—	509	—	509
Cargo and other revenue	202	6	—	8	216	—	216
Total Operating Revenue	6,740	95	1,358	8	8,201	—	8,201
Operating Expenses
Operating expenses, excluding fuel	4,670	82	946	(52)	5,646	254	5,900
Fuel expense	1,515	23	288	—	1,826	(22)	1,804
Total Operating Expenses	6,185	105	1,234	(52)	7,472	232	7,704
Non-operating Income (Expense)	6	(4)	—	(32)	(30)	(1)	(31)
Income (Loss) Before Income Tax	$561	$(14)	$124	$28	$699	$(233)	$466
Pretax Margin					8.5%		5.7%

	Nine Months Ended September 30, 2023
(in millions)	Alaska Airlines	Hawaiian Airlines	Regional	Consolidating & Other(a)	Air Group Adjusted(b)	Special Items(c)	Consolidated
Operating Revenue
Passenger revenue	$6,082	$—	$1,118	$—	$7,200	$—	$7,200
Mileage Plan other revenue	447	—	36	—	483	—	483
Cargo and other revenue	184	—	—	6	190	—	190
Total Operating Revenue	6,713	—	1,154	6	7,873	—	7,873
Operating Expenses
Operating expenses, excluding fuel	4,342	—	832	(1)	5,173	406	5,579
Fuel expense	1,672	—	274	—	1,946	(14)	1,932
Total Operating Expenses	6,014	—	1,106	(1)	7,119	392	7,511
Non-operating Income (Expense)	(3)	—	—	(26)	(29)	(14)	(43)
Income (Loss) Before Income Tax	$696	$—	$48	$(19)	$725	$(406)	$319
Pretax Margin					9.2%		4.1%
(a)Includes consolidating entries, Air Group parent company, Horizon, McGee Air Services, and other immaterial business units.
(b)The Air Group Adjusted column represents the financial information that is reviewed by management to assess performance of operations and determine capital allocation and excludes certain charges.
(c)Includes special items and mark-to-market fuel hedge accounting adjustments.

GAAP TO NON-GAAP RECONCILIATIONS (unaudited)
We are providing reconciliations of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. Amounts in the tables below are rounded to the nearest million. As a result, a manual recalculation of certain figures using these rounded amounts may not agree directly to the actual figures presented in the tables below.

Adjusted Income Before Income Tax Reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023
Income before income tax	$328	$193	$466	$319
Adjusted for:
Mark-to-market fuel hedge adjustment	(4)	(35)	(22)	(14)
Special items - operating	74	156	254	406
Special items - net non-operating	1	8	1	14
Adjusted income before income tax	$399	$322	$699	$725

Pretax margin	10.7%	6.8%	5.7%	4.1%
Adjusted pretax margin	13.0%	11.4%	8.5%	9.2%

CASMex Reconciliation
	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2024		2023		2024		2023
Consolidated:
Total operating expenses	$2,731		$2,628		$7,704		$7,511
Less the following components:
Aircraft fuel, including hedging gains and losses	624		694		1,804		1,932
Freighter costs	17		12		46		38
Special items - operating	74		156		254		406
Total operating expenses, excluding fuel, freighter costs, and special items	$2,016		$1,766		$5,600		$5,135

ASMs	19,847		18,582		53,422		51,447
CASMex	10.16	¢	9.50	¢	10.48	¢	9.98	¢

Fuel Reconciliation
	Three Months Ended September 30,
	2024		2023
(in millions, except for per-gallon amounts)	Dollars	Cost/Gallon	Dollars	Cost/Gallon
Raw or "into-plane" fuel cost	$619	$2.57	$711	$3.18
Losses on settled hedges	9	0.04	18	0.08
Economic fuel expense	$628	$2.61	$729	$3.26
Mark-to-market fuel hedge adjustment	(4)	(0.01)	(35)	(0.16)
Aircraft fuel, including hedging gains and losses	$624	$2.60	$694	$3.10
Fuel gallons		240		224

	Nine Months Ended September 30,
	2024		2023
(in millions, except for per gallon amounts)	Dollars	Cost/Gallon	Dollars	Cost/Gallon
Raw or "into-plane" fuel cost	$1,795	$2.77	$1,899	$3.06
Losses on settled hedges	31	0.05	47	0.08
Economic fuel expense	$1,826	$2.82	$1,946	$3.14
Mark-to-market fuel hedge adjustment	(22)	(0.03)	(14)	(0.02)
Aircraft fuel, including hedging gains and losses	$1,804	$2.79	$1,932	$3.12
Fuel gallons		646		620

Debt-to-capitalization, including operating and finance leases
(in millions)	September 30, 2024	December 31, 2023
Long-term debt and finance leases, net of current portion(a)	$4,159	$2,182
Capitalized operating leases	1,460	1,283
Capitalized finance leases, current portion	8	64
Adjusted debt, net of current portion of long-term debt	5,627	3,529
Shareholders' equity	4,479	4,113
Total Invested Capital	$10,106	$7,642

Debt-to-capitalization ratio, including operating and finance leases	56%	46%
(a)As of September 30, 2024, $49 million of capitalized finance leases were recognized within the 'Long-term debt, net of current portion' line of the condensed consolidated balance sheets.

Adjusted net debt to earnings before interest, taxes, depreciation, amortization, rent, and special items
(in millions)	September 30, 2024	December 31, 2023
Current portion of long-term debt and finance leases	$523	$353
Current portion of operating lease liabilities	211	158
Long-term debt and finance leases, net of current portion	4,159	2,182
Long-term operating lease liabilities, net of current portion	1,249	1,125
Total adjusted debt	6,142	3,818
Less: Total cash, restricted cash, and marketable securities	2,532	1,791
Adjusted net debt	$3,610	$2,027

(in millions)	Twelve Months Ended September 30, 2024	Twelve Months Ended December 31, 2023
Operating Income(a)	$529	$394
Adjusted for:
Special items - operating	291	443
Mark-to-market fuel hedge adjustments	(10)	(2)
Depreciation and amortization	514	451
Aircraft rent	189	208
EBITDAR	$1,513	$1,494

Adjusted net debt to EBITDAR	2.4x	1.4x
(a)Operating income can be reconciled using the trailing twelve month operating income as filed quarterly with the SEC.

Note A: Pursuant to Regulation G, we are providing reconciliations of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. We believe that consideration of these non-GAAP financial measures may be important to investors for the following reasons:

•By excluding certain costs from our unit metrics, we believe that we have better visibility into the results of operations. Our industry is highly competitive and is characterized by high fixed costs, so even a small reduction in non-fuel operating costs can result in a significant improvement in operating results. We believe that all domestic carriers are similarly impacted by changes in jet fuel costs over the long run, so it is important for management and investors to understand the impact of company-specific cost drivers which are more controllable by management. We adjust for expenses related directly to our freighter aircraft operations to allow for better comparability to other domestic carriers that do not operate freighter aircraft. We also exclude certain special charges as they are unusual or nonrecurring in nature and adjusting for these expenses allows management and investors to better understand our cost performance.

•CASMex is one of the most important measures used by management and by the Air Group Board of Directors in assessing quarterly and annual cost performance. CASMex is also a measure commonly used by industry analysts, and we believe it is the basis by which they have historically compared our airline to others in the industry. The measure is also the subject of frequent questions from investors.

•Adjusted pretax income is an important metric for the employee incentive plan, which covers the majority of Air Group employees.

•Disclosure of the individual impact of certain noted items provides investors the ability to measure and monitor performance both with and without these special items. We believe that disclosing the impact of these items as noted above is important because it provides information on significant items that are not necessarily indicative of future performance. Industry analysts and investors consistently measure our performance without these items for better comparability between periods and among other airlines.

•Although we disclose our unit revenue, we do not, nor are we able to, evaluate unit revenue excluding the impact that changes in fuel costs have had on ticket prices. Fuel expense represents a large percentage of our total operating expenses. Fluctuations in fuel prices often drive changes in unit revenue in the mid-to-long term. Although we believe it is useful to evaluate non-fuel unit costs for the reasons noted above, we would caution readers of these financial statements not to place undue reliance on unit costs excluding fuel as a measure or predictor of future profitability because of the significant impact of fuel costs on our business.

GLOSSARY OF TERMS

Adjusted net debt - long-term debt, including current portion, plus capitalized operating and finance leases, less cash, restricted cash, and marketable securities

Adjusted net debt to EBITDAR - represents net adjusted debt divided by EBITDAR (trailing twelve months earnings before interest, taxes, depreciation, amortization, special items and rent)

Aircraft Utilization - block hours per day; this represents the average number of hours per day our aircraft are in transit

Aircraft Stage Length - represents the average miles flown per aircraft departure

ASMs - available seat miles, or “capacity”; represents total seats available across the fleet multiplied by the number of miles flown

CASM - operating costs per ASM; represents all operating expenses including fuel, freighter costs, and special items

CASMex - operating costs excluding fuel, freighter costs, and special items per ASM, or "unit cost"

Debt-to-capitalization ratio - represents adjusted debt (long-term debt plus capitalized operating and finance lease liabilities) divided by total equity plus adjusted debt

Diluted Earnings per Share - represents earnings per share (EPS) using fully diluted shares outstanding

Diluted Shares - represents the total number of shares that would be outstanding if all possible sources of conversion, such as stock options, were exercised

Economic Fuel - best estimate of the cash cost of fuel, excluding operations under the Air Transportation Service Agreement (ATSA) with Amazon, net of the impact of our fuel-hedging program

Freighter Costs - operating expenses directly attributable to the operation of Alaska's B737 freighter aircraft and Hawaiian's A330-300 freighter aircraft exclusively performing cargo missions

Load Factor - RPMs as a percentage of ASMs; represents the number of available seats that were filled with paying passengers

PRASM - passenger revenue per ASM, or "passenger unit revenue"

RASM - operating revenue per ASMs, or "unit revenue"; operating revenue includes all passenger revenue, freight & mail, Mileage Plan and other ancillary revenue; represents the average total revenue for flying one seat one mile

RPMs - revenue passenger miles, or "traffic"; represents the number of seats that were filled with paying passengers; one passenger traveling one mile is one RPM

Yield - passenger revenue per RPM; represents the average revenue for flying one passenger one mile